Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS FIRST QUARTER RESULTS
Generates Free Cash Flow of Approximately $22.0 Million; 41.6% EBITDA Margin Achieved
Tempe, AZ — May 6, 2009 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the first quarter ended March 31, 2009.
Non-GAAP First Quarter 2009 vs. First Quarter 2008
•	Total revenues increased 27.5% to $100.2 million from $78.5 million;

•	Lease revenues increased 27.8% to $89.5 million from $70.0 million;

•	Lease revenues comprised 89.4% of total revenues compared to 89.2% during the 2008 first quarter;

•	Sales revenues increased 24.2% to $10.1 million from $8.1 million;

•	Margins on sales of units increased 1.3 percentage points to 31.7% from 30.4%;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 41.4% to $41.6 million from $29.5 million;

•	EBITDA margin increased 4.1 percentage points to 41.6% from 37.5%;

•	Net income was $9.8 million compared to $10.7 million;

•	Diluted earnings per share (“EPS”) of $0.23 were calculated on 25.3% more shares than EPS of $0.31 in the first quarter of 2008 as a result of preferred stock issued in June 2008 in connection with the MSG acquisition; and

•	Free cash flow totaled $22.0 million compared to $4.5 million.
Non-GAAP results for the first quarter of 2009 exclude approximately $2.2 million in integration, merger and restructuring expenses, which represent continuing costs incurred in connection with the 2008 acquisition of Mobile Storage Group (“MSG”) and the expenses incurred in conjunction with the continued restructuring of the Company’s manufacturing operations. Non-GAAP reconciliation tables are on page 5, and show the effects of these expenses to comparable GAAP figures.
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Mobile Mini, Inc. News Release May 6, 2009	Page 2
Other First Quarter Highlights
•	We used free cash flow and other funds to pay down the revolving credit facility by an additional $24.5 million;

•	The average number of units on rent increased 43.6% to approximately 175,700 from approximately 122,300 in the first quarter of 2008;

•	Yield (total lease revenues per unit on rent) declined 6.0% compared to the fourth quarter of 2008. The decline was primarily due to mix. In the first quarter of 2009, there were fewer offices (which rent for higher prices as compared to storage containers) as a percentage of total units on rent. Foreign currency exchange rates also contributed to the decline;

•	The average utilization rate was 64.6% versus 76.4% during the first quarter of 2008 due in part to the lower utilization rate of the acquired MSG fleet and the effects of the economy; and,

•	Funded debt to EBITDA, calculated in accordance with Company’s revolving credit facility, was 4.1-to-1 at March 31, 2009.
Business Overview — Managing in a Recession
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “Although the business climate is challenging, we are meeting our 2009 goals: taking costs out of our business, preserving capital, reducing net capital expenditures, generating free cash, and paying down debt. The improvement in our operating and EBITDA margins demonstrates the effectiveness of our cost reduction efforts. Capital expenditures, which primarily were for property, plant and equipment, IT, and locking systems for, and rebranding of, the MSG lease fleet, were more than offset by our traditional selling of units out of our lease fleet at very attractive margins. During the current first quarter, we generated net capital proceeds of $1.4 million as opposed to net capital expenditures of $16.5 million in the same period last year. Reaping the full range of post-integration synergies, we’ve been able to generate $22.0 million of free cash flow in the quarter and were able to pay down another $24.5 million on our revolving credit facility.”
He went on to say, “We’ve continued to right-size our business for the weak economic conditions in most of our markets. During the first quarter, we made further headcount reductions, for a total of more than 630 since mid-December. The latest lay-offs were in all areas of our business, including administrative and sales positions as well as yard personnel. We believe this action, as well as our ongoing efforts to optimize all areas of our operations, will enable us to continue to achieve comparable quarter margin improvements and enhance our ability to generate free cash flow in succeeding quarters. The first quarter marks our fifth consecutive reporting period that Mobile Mini generated free cash flow, excluding acquisitions.”
Mr. Bunger further noted, “We are very encouraged with how rental rates are holding up against a very difficult economic backdrop. We are experiencing some rental rate deterioration in our mobile office business but our differentiated storage units and security office rental rates are doing very well.”
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Mobile Mini, Inc. News Release May 6, 2009	Page 3
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “With first quarter merger-related synergies of approximately $8.1 million, our goal to achieve approximately $30 million of annualized cost synergies is clearly within our sights. Likewise, with one quarter down, there is every reason to believe that we will meet our 2009 net capital expenditure target range of between $15 million and $25 million. Finally, Mobile Mini’s liquidity remains excellent with $340 million of borrowing availability under our $900 million revolving credit facility at March 31, 2009. We are well-positioned to resume top and bottom line growth once the economy strengthens, but until then, we will continue to focus on our margins, free cash flow, and paying down debt.”
EBITDA, EBITDA margin and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Wednesday, May 6th at 12 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 270,000 portable storage and mobile office units with 94 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding free cash flow, ability to reduce costs and capital expenditures, maintain margin improvements, pay down debt and the Company’s ability to realize cost synergies, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
May 6, 2009
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands except per share data)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2009	2009	2008
	GAAP	Non-GAAP (2)	GAAP

Revenues:
Leasing	$89,516	$89,516	$70,036
Sales	10,060	10,060	8,098
Other	588	588	407

Total revenues	100,164	100,164	78,541

Costs and expenses:
Cost of sales	6,869	6,869	5,633
Leasing, selling and general expenses	51,572	51,572	43,470
Integration, merger and restructuring expenses (1)	2,214	—	—
Depreciation and amortization	10,253	10,253	5,669

Total costs and expenses	70,908	68,694	54,772

Income from operations	29,256	31,470	23,769

Other income (expense):
Interest income	3	3	33
Interest expense	(15,241)	(15,241)	(6,145)
Foreign currency exchange	(83)	(83)	(11)

Income before provision for income taxes	13,935	16,149	17,646
Provision for income taxes	5,469	6,318	6,988

Net income	8,466	9,831	10,658
Earnings allocable to preferred stock	(1,688)	(1,961)	—

Net income available to common stockholders	$6,778	$7,870	$10,658

Earnings per share:
Basic	$0.20	$0.23	$0.31

Diluted	$0.20	$0.23	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	34,344	34,344	34,086

Diluted	42,982	42,982	34,311

EBITDA	$39,429	$41,643	$29,460

(1)	Integration, merger and restructuring expenses in 2009 represent continuing costs that we incurred in connection with the 2008 acquisition of MSG and the expenses in conjunction with the continued restructuring of our manufacturing operations and are excluded in the Non-GAAP presentation.

(2)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.
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Mobile Mini, Inc. News Release	Page 5
May 6, 2009
Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
Three Months Ended March 31, 2009
(in thousands except per share data and percentages)
(includes effects of rounding)

		Integration, merger
		and restructuring
	Non-GAAP (1)	expenses (2)	GAAP

Revenues	$100,164	$—	$100,164
EBITDA	$41,643	$(2,214)	$39,429
EBITDA margin	41.6%	-2.2%	$39.4%
Operating income (loss)	$31,470	$(2,214)	$29,256
Operating income margin	31.4%	-2.2%	29.2%
Pre tax income (loss)	$16,149	$(2,214)	$13,935
Net income (loss)	$9,831	$(1,365)	$8,466
Diluted earnings (loss) per share	$0.23	$(0.03)	$.20

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses in 2009 represent continuing costs that we incurred in connection with the 2008 acquisition of MSG and the expenses in conjunction with the continued restructuring of our manufacturing operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
May 6, 2009
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(includes effects of rounding)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Cash	$1,546	$3,184
Receivables, net	49,397	61,424
Inventories	25,393	26,577
Lease fleet, net	1,069,929	1,078,156
Property, plant and equipment, net	86,396	88,509
Deposits and prepaid expenses	12,889	13,287
Other assets and intangibles, net	32,491	35,063
Goodwill	492,395	492,657

Total assets	$1,770,436	$1,798,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$15,867	$21,433
Accrued liabilities	74,886	86,214
Lines of credit	530,023	554,532
Notes payable	1,029	1,380
Obligations under capital leases	5,143	5,497
Senior notes, net	345,978	345,797
Deferred income taxes	140,014	134,786

Total liabilities	1,112,940	1,149,639

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and outstanding at March 31, 2009 and December 31, 2008, respectively, stated at liquidity preference values	153,990	153,990

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 37,645 issued and 35,470 outstanding at March 31, 2009 and 37,489 issued and 35,314 outstanding at December 31, 2008, respectively	376	375

Additional paid-in capital	330,450	328,696
Retained earnings	251,402	242,935
Accumulated other comprehensive loss	(39,422)	(37,478)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	503,506	495,228

Total liabilities and stockholders’ equity	$1,770,436	$1,798,857

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
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